UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
July 31, 2006 (July 27, 2006)
Date of report (Date of earliest event reported):
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9000 Town Center Parkway
Bradenton, Florida 34202
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On July 31, 2006, Gevity HR, Inc. (the “Company”) issued a press release announcing its quarterly financial results for the three and six-month periods ended June 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.
     The information in this Item 2.02 and the Exhibit furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.
Item 2.06. Material Impairments
     On July 27, 2006, the Company determined to record a loss reserve of $4.65 million for the second quarter of 2006. The loss reserve was recorded due to the impairment and loss arising from the liquidation proceeding related to the Bermuda reinsurance company responsible for covering Gevity’s workers’ compensation claims liabilities between $500,000 and $2.0 million per occurrence. The loss reserve represents the entire premium paid for coverage from the reinsurer in 2006. The liquidation proceeding was initiated by Bermuda regulatory authorities as a result of the reinsurer’s failure to meet regulatory obligations of the Bermuda Monetary Authority.
     Gevity is actively pursuing recovery from all appropriate parties, although it is premature to determine whether any amount may be recovered. Notwithstanding the possibility of recovery, Gevity has concluded that the most prudent course of action is to create a loss reserve. In the event that funds are recovered, Gevity will recognize a gain when the time and amount of the recovery is known.
     In light of the liquidation proceeding of the Bermuda reinsurance company, Gevity secured comparable coverage. The full-year coverage has an effective date of January 1, 2006. The cost of the coverage for the first half of the year of $2.5 million has been included in the second quarter 2006 as a cost of services and replaces the cost incurred with the original policy.
Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press Release dated July 31, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: July 31, 2006	By:	/s/ Peter C. Grabowski

Name: Peter C. Grabowski
Title: Chief Financial Officer

EXHIBIT LIST

Exhibit
Number	Description

99.1	Press Release dated July 31, 2006.